Exhibit 10.14

Supplementary Agreement of Labor Contract

As per Labor Law of the People’s Republic of China, Labor Contract Law of the People’s Republic of China and other relevant laws and regulations, the following supplementary agreement of labor contract (hereinafter referred to as “this Agreement”) is made and entered into by and between Party A and Party B voluntarily on the basis of equal negotiation, whereby both parties hereto agree to abide by all terms and conditions set forth below.

Article 1 Party A: Beijing Luji Technology Co., Ltd.

Article 2 Party B: Yin Jianen

Type of household: Non-agriculture

ID card No.: 132224197403290415

In accordance with the Labor Contract signed by Party A and Party B on January 1, 2019, through consultation on an equal footing, this Supplementary Agreement is entered into with respect to the provisions in the Labor Contract concerning labor remuneration, which shall be abided by both parties.

Article 1 Work Content

According to the work needs of Party A, Party B agrees to serve as the director of Hanjiao International from January 1, 2020.

Article 2 Remuneration for labor

Starting from January 2020, Party B's monthly salary will be 10,000 yuan, which will amount to 120,000 yuan for the whole year. Party B's salary in 2020 will be paid in a lump sum at the end of this year.

This Supplementary Agreement, as an appendix to the Labor Contract, has the same legal effect as the Labor Contract. This Supplementary Agreement is made in duplicate, with each party holding one copy. It shall come into force upon being signed and sealed by both parties.

Party A: Beijing Luji Technology Co., Ltd. Seal: Special Seal for Contract of Beijing Luji Technology Co., Ltd. (Signature or seal) Contact phone:	Party B: (signature) Yin Jianen(signature)
Date of signature: Apr 1, 2020	Date of signature: Apr 1, 2020